HAY ISLAND HOLDING COMPANY
                                       AND
                        SWISHER INTERNATIONAL GROUP INC.
                              AND ITS SUBSIDIARIES


                              TAX SHARING AGREEMENT



                  This Tax Sharing Agreement (hereinafter referred to as the "Agreement") provides for the allocation, settlement, and financial statement presentation of federal income taxes in the consolidated federal income tax return of SWISHER INTERNATIONAL GROUP INC. (the "Sub") and its subsidiaries (the "SubGroup Members") (collectively, the "SubGroup") and HAY ISLAND HOLDING COMPANY (the "Parent").

                              W I T N E S S E T H :

                  WHEREAS, the parties hereto are members of an affiliated group (the "Group") as defined in Section 1504(a) of the Internal Revenue code of 1986, as amended (the "Code").

                  WHEREAS, the Parent has agreed to ensure that the Group has properly elected to file consolidated federal income tax returns using the methods prescribed in Treasury Regulations Section 1.1502-33(d)(3) and Treasury Regulations Section 1.1552-1(a)(2) for purposes of determining the earnings and profits of each member of the Group and of the Group;

                  WHEREAS, the Parent and the members of the Group agree that as a condition precedent to filing a consolidated tax return it is necessary to properly provide in this Agreement methods for (1) allocating consolidated federal income tax liability for federal



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income tax purposes among members of the Group, (2) reimbursing Parent for payment or assumption of such tax liability on behalf of members of the Group and (3) having those members of the Group that benefit from the losses or credits of other members compensate such other members for use of the benefits; and

                  WHEREAS, while the Parent and members of the Group currently file a consolidated tax return, both parties acknowledge that the Parent has the right to deconsolidate SubGroup, in which event, Parent would no longer be obligated to the IRS for federal taxes which relate to SubGroup;

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

                                    ARTICLE 1

                  1.1      Preparation

                  The parent shall prepare and file a consolidated federal income tax return including SubGroup until notice of revocation is given by Parent to SubGroup.

                  1.2      Payment of Tax

                  The Parent shall act as sole agent for SubGroup and all other members of the Group for payment of any tax liability as may be shown on a consolidated federal income tax return of the Group and for all other purposes as required by Treasury Regulations Section 1.1502-77(a).

                  1.3      Intercompany Payments

                  The Parent and SubGroup shall accrue responsibilities for payment and make payments to each other in such amounts, at such time and in such manner as provided in


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Article 2 of this Agreement. The obligations created as a result of this
Agreement between the Parent and SubGroup shall be treated as if between an unrelated party, on an arms-length basis.

                  1.4      Consideration

                  In consideration for Parent and other members of the consolidated group remaining liable for the tax liability of SubGroup, SubGroup hereby agrees to the terms and conditions contained in this Agreement, including the obligation to reimburse Parent for payment or assumption of any SubGroup tax liability.

                                    ARTICLE 2

                  2.1 Determination of SubGroup's Taxable Income Lost and Taxable Gains

                  (a) SubGroup shall collectively (i.e., disregarding payments and transactions between SubGroup members) determine its taxable income or loss on a separate return basis for each income year calculated pursuant to Treasury Regulations Section 1.1502-12 ("Separate Taxable Income or Tax Loss").

                  (b) In addition to determining its Separate Taxable Income or Tax Loss for each taxable year, SubGroup shall collectively determine its taxable capital gains and its taxable gains subject to Section 1231 of the Code with respect to each transaction giving rise to such taxable gain ("Separate Taxable Gains"). Such determination shall be made as soon as is administratively feasible after each event which gave rise to each such Separate Taxable Gain.



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                  2.2      Determination of Tax Liability by SubGroup

                  (a) To the extent that SubGroup collectively has Separate Taxable Income or Separate Taxable Gains during any income year, SubGroup shall be liable for the payment to Parent of an amount equal to SubGroup's "Separate Tax Liability."

                  (b) For all purposes of this Agreement, SubGroup's "Separate Tax Liability" shall be equal to the sum of (i) the federal tax liability which SubGroup would have incurred with respect to this Separate Taxable Income if SubGroup had filed its own separate consolidated federal tax return and (ii) the federal tax liability which SubGroup would have incurred with respect to its Separate Taxable Gains if SubGroup had filed its own separate consolidated federal tax return.

                  (c) To the extent that SubGroup had Separate Taxable Income in any year and is eligible to carry forward a net operating loss of SubGroup from a prior income year to the current income year, the Separate Taxable Income of SubGroup shall be reduced by such net operating loss.

                  (d) To the extent that SubGroup has Separate Taxable Gains in any income year and is eligible to carry forward a capital loss of SubGroup from a prior income year to the current income year, the Separate Taxable Gains of SubGroup shall be reduced by such capital loss.

                  (e) SubGroup's liability to Parent for payment of SubGroup's Separate Tax Liability shall accrue: (i) with respect to SubGroup's Separate Taxable Income, ratably during each income year, and (ii) with respect to SubGroup's Separate Taxable Gains, as of the date of the transaction which gave rise to each such Separate Taxable Gain. Notwithstanding



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anything to the contrary in the foregoing, payment shall be made at such times and in such manner as is set forth in Section 2.7 below.

                  2.3      Credit for Separate Tax Loss

                  (a) To the extent that SubGroup has Separate Tax Loss during any income year, the Parent shall accrue for the account of SubGroup an amount equal to the tax benefit attributable to such Separate Tax Loss that SubGroup would have realized if SubGroup had filed its own separate consolidated federal return during the current income year and SubGroup had been able to utilize such tax benefit as the result of the carryback of such Separate Tax Loss to an income year in which SubGroup had Separate Taxable Income, but only if and to the extent that such Separate Taxable Income was generated during the period SubGroup was a member of the Group. If SubGroup is not able to utilize the tax benefit attributable to such Separate Tax Loss due to the absence of any Separate Taxable Income in prior years to which SubGroup could carryback such Separate Tax Loss, Parent shall accrue for the account of SubGroup an amount equal to the tax benefit attributable to such Separate Tax Loss for a subsequent tax year during which SubGroup has Separate Taxable Income to which such tax benefit could be carried over.

                  (b) Notwithstanding that SubGroup has Separate Tax Loss during any income year, SubGroup shall be liable for payment to the Parent of an amount equal to SubGroup's Separate Tax Liability accrued during such year with respect to its Separate Taxable Gains to the extent such Separate Taxable Gains are not offset by such Separate Tax Loss.



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                  (c) Parent's liability to SubGroup for payment of credits for federal income tax purposes for Separate Tax Loss shall accrue ratably during each income year in which such credit is accrued.

                  2.4      Tax Credits

                  If SubGroup has any tax credits which for federal income tax purposes can be applied against its Separate Tax Liability, the Parent shall credit the account of SubGroup.

                  2.5      Applicable Tax Rates

                  The Separate Tax Liability of SubGroup will be computed pursuant to Section 2.2 by applying the then-appropriate corporate tax rates for its computed Separate Taxable Income and Separate Taxable Gains. Any tax adjustments necessitated by this method of allocation to ensure that the sum of tax charges/credits is equal to the tax liability of the Group will be borne by the Parent.
                  2.6      Alternative Minimum Tax

                  Notwithstanding the provisions of Sections 2.2 and 2.3 of this Agreement, in the event that the Group must pay the federal alternative minimum tax pursuant to Code Section 55, SubGroup will be charged by the Parent with its separate share of the total alternative minimum tax liability of the Group that reflects the alternative minimum taxable income resulting from the federal alternative minimum tax attributes of SubGroup based upon the Separate Alternative Minimum Taxable Income calculated for SubGroup.

                  2.7      Payment of Tax Liability; Security for Payment

                  SubGroup shall pay to Parent the amount of its Separate Tax Liability, as determined and accrued under Section 2.2 of this Agreement, including payment of any



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estimated tax due with respect thereto within 20 days upon request by the Parent but in any event no later than March 15, June 15, September 15, and December 15 of each income year. Such payment requests are intended but are not required to support the federal income tax payments required to be made by the Parent. The Parent will make such payments of any federal income tax as shall be due throughout the income year on the days provided for payment of such tax, including installments of estimated federal income taxes due pursuant to Code
Section 6655.

                  2.8      Payment of Tax Benefits

                  The Parent shall pay SubGroup any amounts accrued under
Section 2.3 and 2.4 of this Agreement the later of: (i) thirty (30) days after the Parent files with Internal Revenue Service a consolidated federal tax return, amended return or refund claim in which tax benefit attributable to SubGroup is actually utilized to provide a tax savings to the Group or (ii) when the SubGroup would, under a separate return calculation, be able to utilize the tax benefit. The amount due and payable to SubGroup shall not exceed the amount of such tax savings actually utilized by the Group as a result of such filing.

                  2.9      Adjustment of Consolidated Federal Tax Liability

                  In the event that for any reason there is an adjustment to the Group's federal income tax liability, the consolidated tax liability of each member shall be recomputed in accordance with the provisions of this Agreement to reflect such adjustment. In the event of any overpayment of tax by SubGroup as determined as a result of such adjustment, the Parent shall make payment to SubGroup for the amount of the overpayment within ten (10) days after the determination of such overpayment. However, if the overpayment of tax results in a refund of



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tax from the Internal Revenue Service, the Parent shall make payment to SubGroup for its share of such refund, including interest, within ten (10) days after receipt of the refund by the Parent. In the event of an underpayment of tax by SubGroup as determined as a result of such adjustment, SubGroup shall pay to the Parent its allocable share of such increased tax liability and any penalties, additions to tax or interest within a reasonable time, but no later than thirty
(30) days after receiving notice of such liability from the Parent.

                  2.10     Indemnification

         To the extent not inconsistent with the foregoing provisions of this Agreement, and solely regarding federal and state taxes the Parent shall indemnify and save the SubGroup harmless from any and all claims, demands, actions (including federal or state tax liens, levies, audits, investigations and assessments), interest, penalties, causes of action, suits, proceedings, damages, liabilities, and costs and expenses of every nature whatsoever arising therefrom (collectively a "Claim" or "Claims") that arise from the conduct and/or tax positions taken by the Parent after the date of this Agreement.

                                    ARTICLE 3

                                 ADMINISTRATIVE

                  3.1      Effective Date

                  This Agreement shall be effective as of January 1, 1997, and shall continue in effect until terminated as provided in Section 3.2 of this Agreement.


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                  3.2      Termination, Amendment, etc.

                  This Agreement may not be amended, waived, discharged or terminated, except by a written statement signed by the Parent with written notice delivered to SubGroup. In the event this Agreement is terminated, the methods for allocating consolidated federal tax liability adopted by the Group shall nonetheless be given effect with respect to any tax liability, payment or refund for all taxable years prior to the income year in which termination occurs, Subject to the provisions of Section 3.4.

                  3.3      Records and Financial Statement Presentation

                  Each party to this Agreement shall maintain its books, accounts and records so as to disclose clearly and accurately the precise nature and details of the transactions effected under this Agreement.

                  3.4      Federal Tax Receivable and Payable Accounts

                  (a) Sub shall maintain separate accounts computed in accordance with Article 2 of this Agreement showing the following.

                           3.4.1.1 Amounts due to the Parent with respect to
SubGroup's Separate Tax Liability (the "Consolidated Federal Tax Payable Account"); and

                           3.4.1.2 Amounts due from the Parent with respect to
tax benefits of SubGroup utilized in accordance with the terms of this Agreement to offset the Group's federal income tax liability (the "Consolidated Federal Tax Receivable Account").

                  (b) The amounts credited to the Consolidated Federal Tax Payable Account and the Consolidated Federal Tax Receivable Account shall be shown on the financial statements of the Parent and SubGroup, as appropriate.



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                  (c) Any balance in the Consolidated Federal Tax Receivable
Account of SubGroup shall be carried forward (but shall not be carried back) to offset amounts Subsequently accrued in SubGroup's Consolidated Federal Tax Payable Account during SubGroup's "carryforward period" specified in Code
Section 172. Subject to the following paragraph, the Parent in its sole discretion may offset amounts in the Consolidated Federal Tax Payable Account and Tax Receivable Account of any members within a Corporate subgroup of the Group. For purposes of this Subsection, a Corporate subgroup is defined as one or more subsidiaries within the common parent that is a subgroup within the Group. The common parent and its subsidiaries together consist of a Corporate subgroup.

                  (d) In the event that SubGroup ceases to be a member of the group, the Consolidated Federal Tax Receivable and Payable Accounts of SubGroup shall be netted against each other and the remaining unreimbursed balance shall be payable upon deconsolidation from one to the other. In the event that the Group's consolidated status is terminated for federal income tax purposes, the Consolidated Federal Tax Receivable and Payable Accounts of each member of the Group shall be netted against each other and all remaining unreimbursed balances shall be immediately payable upon the Group's termination from one member to any other.

                  3.5      Counterparts

                  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.



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                  3.6      Notices

                  All notices, requests, or other communications which any of the parties to this Agreement may desire or be required to give hereunder shall be in writing and shall be hand- delivered or sent by registered mail or by a nationally-recognized overnight courier service to the attention of the Chief Financial Officers of the Parent and Sub at their principal business offices.

                  IN WITNESS WHEREOF, Parent and SubGroup have caused this Agreement to be executed and delivered by their duly-authorized officers, as of the 17th day of December, 1996.


                            HAY ISLAND HOLDING COMPANY


                            By:   /s/ William T. Ziegler
                                  ----------------------
                                     President


                            SWISHER INTERNATIONAL GROUP INC.
                            (on its own behalf and on behalf of
                            each SubGroup Member.)


                            By:   /s/ Robert A. Britton
                                  ----------------------------------------------
                            Chief Financial Officer and Executive Vice President



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